UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2009

The Navigators Group, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	0-15886	13-3138397
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Penn Plaza, New York, NY	10119
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 934-8999

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement

On April 3, 2009, the Company entered into a $75 million credit facility agreement entitled “Fourth Amended and Restated Credit Agreement” with JPMorgan Chase Bank, N.A., as Administrative Agent, and a syndicate of lenders. The credit facility is a letter of credit facility. This new credit facility replaced a $200 million credit facility consisting of $180 million letter of credit facility and a $20 million revolving line of credit facility that expired by its terms on March 31, 2009. The credit facility will continue to be used primarily to support the Company’s capacity at its Lloyd’s of London operations.

The credit facility contains customary covenants for facilities of this type, including restrictions on indebtedness and liens, limitations on mergers, dividends and the sale of assets, and requirements as to maintaining certain consolidated tangible net worth, statutory surplus and other financial ratios. The credit facility also provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, any representation or warranty made by the Company being false in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting the Company and its subsidiaries, the occurrence of certain material judgments, or a change in control of the Company. The credit facility expires on April 2, 2010. The foregoing description of the credit facility is qualified by reference to the full text of the credit facility, which is attached hereto as Exhibit 10.1.

The Administrative Agent and the Lenders under the credit facility and their respective affiliates have various relationship with the Company and its subsidiaries, including the Administrative Agent acting as trustee for the Company’s senior unsecured debt.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under and Off-Balance Sheet Arrangement

See Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	Fourth Amended and Restated Credit Agreement among the Company and the Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NAVIGATORS GROUP, INC.

By: /s/ Emily B. Miner
Name: Emily B. Miner
Title: Secretary

Date: April 7, 2009

EXHIBIT INDEX

Exhibit No.	Exhibit
10.1	Fourth Amended and Restated Credit Agreement among the Company and the Lenders

4